UNITED STATES
               SECURITIES AND EXCHANGE COMMISSIION
                     Washington, D.C. 20549

                             FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF  REGISTRATION  UNDER
SECTION  12(g)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934   OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number 000-31607

                  KJMC Acquisition Corporation
     (Exact name of registrant as specified in its charter)

       8 East Broadway, Suite 620 Salt Lake City, UT 84111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Common
    (Title of each class of securities covered by this Form)



 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii) [ ]
                                     Rule 15d-6           [ ]

     Approximate number of holders of record as of the
certification or notice date:      Four

     Pursuant to the requirements of he Securities Exchange Act of 1934 BSP Acquisition Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 5, 2001    By: /s/ Mark E. Lehman
                              Mark E. Lehman, President

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.